EXHIBIT 4


NEITHER THIS NOTE NOR THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN COUNTRY. THE SECURITIES REPRESENTED HEREBY ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT IF SUCH TRANSACTION IS REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR IF SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION, IN THE OPINION OF COUNSEL TO THE COMPANY.


                         LINE OF CREDIT CONVERTIBLE NOTE

$2,000,000.00

                                                           Dated January 9, 2001

For value received, Mediconsult.com, Inc., a Delaware corporation ("Mediconsult"), and Physicians' Online, a Delaware corporation ("Physicians' Online", and collectively with Mediconsult, the "Borrower"), promises to pay to the order of Cybear Inc., a Delaware corporation ("Cybear") and a subsidiary of Andrx Corporation, as hereinafter set forth, at the principal office of Cybear at 5000 Blue Lake Drive, Suite 200, Boca Raton, Florida 33431, Attention: Scott Lodin, Esq., the principal sum of Two Million and 00/100 Dollars ($2,000,000.00) or such lesser amount as may have been advanced to the Borrower pursuant to the Credit Agreement (hereinafter defined) in lawful money of the United States of America, and to pay interest on the unpaid principal balance hereof in like money at such office from the date hereof until the principal hereof shall have become due and payable by acceleration or otherwise, at a rate per annum of Two Percent (2%) greater than the "Prime Rate," as listed in the Money Rate section of the Eastern Edition of The Wall Street Journal. On the day of a change in the Prime Rate, the interest rate hereunder shall be automatically changed so that the rate of interest shall continue to be Two Percent (2%) greater than the new Prime Rate. Cybear shall not be required to notify the Borrower of any such changes in the rate of interest.

         The principal amount of, and interest on, this Line of Credit Convertible Note (the "Note") shall be due and payable on the Maturity Date (as defined in the Credit Agreement) and subject to the terms and conditions of the Credit Agreement between Mediconsult, Physicians' Online and Cybear of even date herewith (the "Credit Agreement"). Capitalized terms used in this Note without definition shall have the respective meanings given to them the Credit Agreement.

         Subject to the provisions of this paragraph, the Borrower shall have the right, at any time or from time to time, to prepay this Note in whole or in part, without premium or penalty, provided, however, that the Borrower shall give to Cybear at least three business days' prior written notice of the Borrower's intent to make any prepayment. Upon each prepayment, the Borrower shall pay accrued interest on the principal amount so prepaid to the date of prepayment. Each prepayment shall be applied to the last installment or installments due hereunder in the inverse order of maturity. Notwithstanding any notice of prepayment, Cybear shall be entitled to exercise the conversion rights granted to it in this Note until the close of business on the last business day before the date of such prepayment.

         If the principal of this Note or any portion hereof and, to the extent permitted by law, interest hereon shall not be paid when due, whether by acceleration or otherwise, the same shall bear interest for any period during which the same shall be overdue at a rate per annum equal to the Default Rate set forth in the Credit Agreement, and shall be payable on demand.

         This Note is the Note referred to in the Credit Agreement. Each holder hereof is entitled to the benefits and security provided thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. Reference is made to such Credit Agreement for rights as to the acceleration of the maturity hereof.

         The entire unpaid principal balance of the Loan (as defined in the Credit Agreement), together with all unpaid interest accrued thereon and all other sums owing under this Note or any other instrument or document executed by the Borrower in connection with the Loan, shall become immediately due and payable without notice or demand upon an Event of Default on the terms set forth in the Credit Agreement.

         The Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Note.

         The Borrower agrees to pay all costs incurred by any holder hereof (other than for the preparation of this Note, the Credit Agreement or any related loan documents), including reasonable attorneys' fees (including those for appellate proceedings), incurred in connection with any Event of Default (as defined in the Credit Agreement), or in connection with the collection or attempted collection or enforcement hereof, or in connection with the protection of any collateral given as security, if any, for the payment hereof, whether or not legal proceedings may have been instituted.

         All parties to this Note, including the Borrower and any sureties, endorsers or guarantors, hereby waive presentment for payment, demand, protest, notice of dishonor, notice of acceleration of maturity, and all defenses on the ground of extension of time for payment hereof, and agree to continue and remain bound for the payment of principal, interest and all other sums payable hereunder, notwithstanding any change or changes by way of release, surrender, exchange or substitution of any security for this Note, if any, or by way of any extension or extensions of time for payment of principal or interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice to or consent of any of them. The rights and remedies of the holder as provided herein shall be cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of the holder, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

         Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Note shall be subject to the limitation that payments of interest to Cybear shall not be required to the extent that receipt of any such payment by Cybear would be contrary to provisions of law applicable to Cybear (if any) limiting the maximum rate of interest that may be charged or collected by Cybear. In the event that the Borrower makes any payment of interest, fees or other charges, however denominated, pursuant to this Note, which payment results in the interest paid to Cybear to exceed the maximum rate of interest permitted by applicable law, any excess over such maximum shall be applied in reduction of the principal balance owed to Cybear as of the date of such payment, or if such excess exceeds the amount of principal owed to Cybear as of the date of such payment, the difference shall be paid by Cybear to the Borrower.

         At any time on or after the date of termination of the Merger Agreement prior to the consummation of the Merger, Cybear is entitled to convert the unpaid principal amount of this Note or any portion thereof into a number of shares of Mediconsult's common stock, par value $.001 per share (the "Common Stock"), based upon a conversion price equal to $0.125 per share of Common Stock (the "Conversion Price"); provided, however, that, for so long as the Mediconsult Common Stock is listed for trading on the National Association of Securities Dealers Automated Quotation System, Cybear may convert only so much of the unpaid principal amount of this Note as results in Cybear's receipt of a number of shares of Mediconsult Common Stock equal to a maximum of 19.9% of the then outstanding shares of Mediconsult Common Stock, on a fully diluted basis. The conversion shall be effective on the third business day following the receipt by Mediconsult of the Notice of Conversion (as hereafter defined) from Cybear.

         In order to convert this Note into Common Stock, Cybear must deliver an irrevocable notice of conversion (the "Notice of Conversion"), in the form attached hereto as Exhibit A. Notices of Conversion shall be deemed delivered on the date sent, if personally delivered or sent by facsimile (with confirmation of transmission) to Mediconsult's Chief Financial Officer at Mediconsult's principal place of business, or when actually received if sent by another method.

         Mediconsult shall use its reasonable best efforts to cause its transfer agent to issue the Common Stock within three (3) business days after the Company receives a fully executed Notice of Conversion. Mediconsult shall bear the cost associated with the issuance of the Common Stock. The Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction in which the securities were not registered under the Securities Act, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to Mediconsult. The Common Stock shall be issued in the name of Cybear unless, in the opinion of counsel to the Company, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificates of Common Stock are so registered shall be treated as a common stockholder of Mediconsult beginning on the date the Notice of Conversion is received by Mediconsult. If the Note is converted in full, then Cybear shall deliver the Note to Mediconsult upon Cybear's receipt of the certificates representing the Common Stock issuable upon such conversion in full. If the Note is converted in part, then Cybear shall deliver the Note to Mediconsult upon Cybear's receipt of the certificates representing the Common Stock issuable upon such conversion in full and a new Line of Credit Convertible Note in the maximum principal amount equal to the unconverted portion of the maximum principal amount of the original Note.

         Following any conversion in whole or in part of this Note, Cybear may by written notice (the "Registration Notice") to Mediconsult request Mediconsult to register under the Securities Act all or any part of the shares of Mediconsult Common Stock acquired pursuant to this Note, including any voting securities issued by way of dividend, distribution or otherwise in respect thereof (the "Restricted Shares"), beneficially owned by Cybear (the "Registrable Securities") in order to permit the sale or other distribution of such Registrable Securities, including pursuant to a firm commitment underwritten public offering; provided, however, that any such Registration Notice must relate to either (i) all of the shares of Mediconsult Common Stock held by Cybear and its Affiliates or (ii)) such number of those shares that have an aggregate fair market value of at least $2,500,000.00 and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold in any 90-day period pursuant to Rule 144 under the Securities Act. The Registration Notice shall include a certificate executed by Cybear and the proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager") agreed to by Mediconsult (which agreement shall not be unreasonably withheld or delayed), stating that Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 85% of the Market Price of such shares over the 10-day trading period ending on the trading day immediately preceding the date of the Registration Notice.

         Mediconsult shall use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Cybear shall not be entitled to more than two effective registration statements hereunder and
(ii) Mediconsult will not be required to file any such registration statement during any period of time (not to exceed 60 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when
(A) Mediconsult is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based on consultation with counsel to Mediconsult, such information would have to be disclosed if a registration statement were filed at that time; (B) Mediconsult is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Mediconsult determines, in its reasonable good faith, judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Mediconsult or any of its Affiliates. Mediconsult shall use commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Note to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Cybear may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Mediconsult shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

         The registration rights set forth in this Note are subject to the condition that Cybear shall provide Mediconsult with such information with respect to the Registrable Securities, the plans for the distribution thereof, and such other information with respect to Cybear as, in the reasonable judgment of counsel for Mediconsult, is necessary to enable Mediconsult to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

         If Mediconsult securities of the same type as the Registrable Securities are listed or admitted for trading on any United States national securities exchange or automated quotations system, Mediconsult, upon the request of Cybear, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable best efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

         A registration effected under this Note shall be effected at Mediconsult's expense, except for underwriting discounts and commissions and fees and expenses of counsel to Cybear, and Mediconsult shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the Parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary for transactions of the type contemplated hereby with the Manager and the other underwriters participating in such offering.

         The Conversion Price provided for herein shall be subject to the following adjustments:

                  A. In the event of any change in Mediconsult Common Stock by reason of stock dividends, splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities into which this Note is convertible, and the Conversion Price per share, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Cybear shall receive, upon conversion in whole or in part of this Note, the number and class of shares or other securities or property that Cybear would have received in respect of the Mediconsult Common Stock if the Note had been converted immediately prior to such event or the record date therefor, as applicable.

                  B. In the event that Mediconsult shall enter in an agreement:
(i) to consolidate with or merge into any person, other than in connection with the Merger or into Cybear or any of its subsidiaries or affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger;
(ii) to permit any person, other than in connection with the Merger or Cybear or one of its subsidiaries or affiliates, to merge into Mediconsult and Mediconsult shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Mediconsult Common Stock shall be changed into or exchanged for stock or other securities of Mediconsult or any other person or cash or any other property or the outstanding shares of Mediconsult Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Cybear or any of its subsidiaries or affiliates, then, and in each such case, the agreement governing such transaction shall make proper provision so that, upon the consummation of any such transaction and upon the terms and conditions set forth herein,

Cybear shall be permitted to convert any portion of this Note that has not previously been converted and receive for each Mediconsult Share with respect to which the Note so converts an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Mediconsult Common Stock (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Common Stock, subject to the foregoing, proper provision shall be made so that Cybear would have the same election or similar rights as would the holder of the number of shares of Mediconsult Common Stock into which the Note is then converted).

                  C. If Mediconsult shall issue, after the date upon which this
Note is first issued (the "Issue Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Note in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Note in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Mediconsult Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock that the aggregate consideration received by Mediconsult for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Mediconsult Common Stock outstanding immediately prior to such issuance.

                     (ii) No adjustment of the Conversion Price shall be made in an amount less than one percent, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account together with any subsequent adjustment where the aggregate adjustment is equal to or greater than one percent.

                     (iii) In the case of the issuance of Mediconsult Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by Mediconsult for any underwriting or otherwise in connection with the issuance and sale thereof.

                     (iv) In the case of the issuance of Mediconsult Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of Mediconsult irrespective of any accounting treatment.

                     (v) In the case of the issuance (whether before, on or after the applicable Issue Date) of options to purchase or rights to subscribe for Mediconsult Common Stock, securities by their terms convertible into or exchangeable for Mediconsult Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Paragraph C(i) and Paragraph C(ii):

                           a. The aggregate maximum number of shares of
Mediconsult Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) (to the extent then exercisable) of such options to purchase or rights to subscribe for Mediconsult Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Paragraphs C(i) and C(ii)), if any, received by Mediconsult upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Mediconsult Common Stock covered thereby.

                           b. The aggregate maximum number of shares of
Mediconsult Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by Mediconsult for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by Mediconsult (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Paragraphs C(iii) and C(iv)).

                           c. In the event of any change in the number of shares
of Mediconsult Common Stock deliverable or in the consideration payable to Mediconsult upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Mediconsult Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                           d. Upon the expiration of any such options or rights,
the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Mediconsult Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                           e. The number of shares of Mediconsult Common Stock
deemed issued and the consideration deemed paid therefor pursuant to Paragraphs C(v)(a) and C(v)(b) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Paragraph C(v)(c) or C(v)(d).

                  (vi) "Additional Stock" shall mean any shares of Mediconsult Common Stock issued (or deemed to have been issued pursuant to Paragraph C(v)(e)) by Mediconsult after the Issue Date other than:

                           a. shares of Mediconsult Common Stock issued pursuant
to a transaction described in Paragraph C(vii) hereof;

                           b. shares of Mediconsult Common Stock issuable or
issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of Mediconsult directly or pursuant to a stock option plan or restricted stock plan approved by the stockholders and Board of Directors of Mediconsult, or shares of Mediconsult Common Stock issued to Cybear or any of its subsidiaries or affiliates;

                           c. shares of Mediconsult Common Stock issued in
connection with a bona fide business acquisition of or by Mediconsult, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

                           d. shares of Mediconsult Common Stock issued to any
bank, equipment or real property lessor or other similar institution if and to the extent that the transaction in which such issuance is to be made is approved by Mediconsult's Board of Directors; or

                           e. shares of Mediconsult Common Stock issued pursuant
to or in connection with any corporate partnership, joint venture, or other arrangement if and to the extent that the transaction in which such issuance is to be made is approved by Mediconsult's Board of Directors.

                  (vii) In the event Mediconsult should at any time or from time to time after the Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Mediconsult Common Stock or the determination of holders of Mediconsult Common Stock entitled to receive a dividend or other distribution payable in additional shares of Mediconsult Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Mediconsult Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Mediconsult Common Stock or the Common Stock Equivalents (including the additional shares of Mediconsult Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Mediconsult Common Stock issuable on conversion of this Note shall be increased in proportion to such increase in the aggregate of shares of Mediconsult Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Paragraph C(v)(e).

                  (viii) If the number of shares of Mediconsult Common Stock outstanding at any time after the Issue Date is decreased by a combination of the outstanding shares of Mediconsult Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Mediconsult Common Stock issuable on conversion of this Note shall be decreased in proportion to such decrease in outstanding shares.

         Mediconsult shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note, the sufficiency of which shall be determined by using the Conversion Price.

         Subject to prior conversion in whole or in part, no provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the manner herein prescribed. This Note is a direct obligation of the Borrower.

         Cybear, by acceptance hereof, represents that it is an "accredited investor" as defined in the Securities Act and the rules promulgated thereunder, and agrees that this Note is being acquired for investment and not with a view to the distribution thereof, and that it will not offer, sell or otherwise dispose of this Note or the shares of Common Stock issuable upon conversion thereof except under circumstances that will not result in a violation of the Securities Act or any applicable state "blue sky" laws or similar state or foreign laws relating to the sale of securities. Unless the issuance of the shares of Common Stock issuable upon conversion of this Note shall have been registered under the Securities Act, Cybear, by tendering notice to the Company of its intent to convert all or part of this Note pursuant to the provisions hereof, shall be deemed to represent to Mediconsult that Cybear is acquiring such shares of Common Stock for investment and not with a view to the distribution thereof.

         Nothing contained in this Note shall be construed as conferring upon Cybear the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of Mediconsult, unless and to the extent this Note is converted in accordance with the terms hereof.

         THE BORROWER HEREBY, AND CYBEAR BY ITS ACCEPTANCE OF THIS NOTE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR SAID CREDIT AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR CYBEAR ENTERING INTO SAID CREDIT AGREEMENT AND MAKING THE LOAN EVIDENCED BY THIS NOTE.

         This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.


                                       MEDICONSULT.COM, INC., a Delaware
                                       corporation


                                       By: /s/ Ian Sutcliffe
                                          --------------------------------------
                                          Ian Sutcliffe, Chief Executive Officer


                                       PHYSICIANS' ONLINE, INC., a Delaware
                                       corporation

                                       By: /s/ E. Michael Ingram
                                          --------------------------------------

                                       Name:  E. Michael Ingram
                                            ------------------------------------

                                       Title: Secretary
                                             -----------------------------------